EVEREST BAYBERRY, LP

LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement, effective as of March 21, 2006, is entered into by and among the Partners set forth below, pursuant to the Act on the following terms and conditions.

1.	Organization.

1.1       Formation. On or about March 21, 2006, Lisa L. Longo organized the Partnership as a California limited partnership by executing and delivering a Certificate of Limited Partnership to the Secretary of State in accordance with and pursuant to the Act.

1.2       Name and Place of Business. The name of the Partnership shall be Everest Bayberry, LP, (the “Partnership”) and its principal place of business shall be 199 S. Los Robles Avenue, Suite 200, Pasadena, California 91 101. The General Partner may change the principal place of business of the Partnership as the General Partner may reasonably determine to be necessary or desirable.

1.3       Business and Purpose: The business of the Company shall be (a) to accomplish any lawful business whatsoever, conducive to or expedient for the protection or benefit of the Company and its assets and related, directly or indirectly, to the acquisition, management or disposition of the Property (as defined below), (b) the exercise of all other powers necessary to or reasonably connected with the Partnership’s business which may be legally exercised by a limited partnership under the Act, and (c) to engage in all activities necessary, customary, convenient, or incidental to any of the foregoing.

1.4       Term. The Partnership commenced on the filing of the Certificate of Limited Partnership with the Secretary of State and shall continue for a period of thirty (30) years from the date of this Agreement or for such longer period as may be agreed upon by the Partners and permitted by the Act, unless earlier terminated in accordance with the provisions of this Agreement or the Act.

1.5       Registered Agent. The Partnership’s initial registered agent shall be as provided in the Certificate of Limited Partnership. The registered agent may be changed from time to time by filing the name of the new registered agent pursuant to the Act.

1.6       Qualification. The General Partner shall cause the Partnership to be qualified or authorized to do business in any state in which such qualification or authorization is necessary in connection with the conduct of the Partnership’s business.

1.7       Tax Classification. It is the intention of the Partners that the Partnership shall be classified as a partnership for federal income tax purposes. The Partners shall make such amendments to this Agreement as are reasonably necessary to ensure that the Partnership will be so classified.

1.8       Certain Transactions. Any Owner, General Partner or any Affiliate, or any equity holder, officer, director, employee or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of any nature or description, whether or not such ventures are competitive with the Partnership and no Owner, General Partner or other person or entity shall have any interest in such other business or venture by reason of their interest in the Partnership.

2.	Definitions.

The definitions in this Agreement shall have the following meanings:

“Act” shall mean the California Revised Limited Partnership Act, as hereafter amended from time to time.

“Affiliate” shall mean (a) any person directly or indirectly controlling, controlled by or under common control with another person; (b) a person owning or controlling 10% or more of the outstanding voting securities of such other person; (c) any officer, director, member or partner of such other person; and ( d ) i f such other person is an officer, director, member or partner, any company for which such person acts in any capacity. As used herein, the term “person” includes any natural person, corporation, trust, partnership, limited liability company, unincorporated association or other legal entity.

“Agreement” shall mean this Limited Partnership Agreement, as amended from time to time.

“Assignee” shall mean a person who has acquired an Economic Interest in the Partnership but who has not been admitted as a Substituted Partner.

“Capital Account” with respect to any Partner (or such Partner’s assignee) shall mean such Partner’s initial Capital Contribution adjusted as follows: (a) a Partner’s Capital Account shall be increased by: (i) such Partner’s share of Net Income; and (ii) any additional cash Capital Contribution made by such Partner to the Partnership; and (b) a Partner’s Capital Account shall be reduced by: (i) such Partner’s share of Net Loss; and (ii) any Distributions to such Partner; provided that, upon Liquidation of the Partnership or of the Interest of any Partner, unsold Property will be valued for Distribution at its fair market value and the Capital Account of each Partner before such Distribution shall be adjusted to reflect the allocation of gain or loss that would have been realized had the Partnership then sold the Property for its fair market value. Such fair market value shall not be less than the amount of any nonrecourse indebtedness that is secured by the Property. The Capital Account of a Substituted Partner or an Assignee shall include the Capital Account of its transferor. Notwithstanding anything to the contrary in this

Agreement, Capital Accounts shall be maintained in accordance with Treasury Regulations Section 1.704-l(b). References in this Agreement to the Treasury Regulations shall include corresponding subsequent provisions.

“Capital Contribution” shall mean the amount of cash, or the agreed upon value of the Property, actually contributed by a Partner to the capital of the Partnership pursuant to Section 3.1; provided, however, that for any property contributed to the Partnership in connection with a non-taxable reorganization or similar transaction, the amount of Capital Contribution ascribed to such Partner for such property shall be determined in accordance with the Code and the rules and regulations thereunder in effect at the time of such reorganization.

“Cash Available For Distribution” shall mean the net cash realized by the Partnership from all sources (exclusive of Capital Contributions) calculated on a calendar-quarter basis, including but not limited to the operations of the Partnership and the sale or financing of all or any portion of the Property, after payment of all cash expenditures of the Partnership, including but not limited to operating expenses, all fees and costs payable to the General Partner or Affiliates, all asset management fees, all payments of principal and interest on indebtedness (including payments on loans from Partners), expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the General Partner and all of the Partners reasonably determine to be necessary and desirable in connection with the Partnership’s operations, its existing assets and any anticipated acquisitions.

“Certificate of Limited Partnership” shall mean, the Certificate of Limited Partnership of Everest Bayberry, LP, as filed with the Secretary of State, as the same may be amended or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted federal revenue laws.

“Distribution” shall refer to any money or the fair market value of other Property transferred without consideration to Partners with respect to their interests in the Partnership, but shall not include any amounts paid pursuant to Section 5.4.

“Economic Interest” shall mean an interest in the Net Income, Net Loss and Distributions of the Partnership but shall not include any right to vote or to participate in the management of the Partnership. The initial Economic Interests are held only by the Partners and are equal to their Partnership Interests.

“Event of Insolvency” shall occur when an order for relief against a Partner is entered under Chapter 7 of the federal bankruptcy law, or (a) a Partner: (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition under the federal bankruptcy law, (iii) files a petition or answer seeking for that Partner a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against a Partner in any proceeding of this nature, or (v) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of that Partner or of all or a substantial part of that Partner’s properties; or (b) the expiration of 60 days after either (i) the commencement of any proceeding against a Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or (ii) the appointment without a Partner’s consent or acquiescence of a trustee, receiver, or liquidator of a Partner or of all or any substantial part of a Partner’s properties, if the appointment has not been vacated or stayed (or if within 60 days after the expiration of any such stay, the appointment is not vacated); or (c) becomes “bankrupt” within the meaning of the Act.

“General Partner” shall refer to Millenium Bayberry, so long as Millenium Bayberry is General Partner hereunder. The term General Partner shall also refer to any successor General Partner who is elected to such position, so long as such successor is General Partner hereunder.

“Interest” shall mean a Partnership Interest or an Economic Interest, “Liability Event” shall have the meaning ascribed to it in Section 6.7 below.

“Limited Partner” shall mean SIR II, and any person or entity who is issued units of Partnership Interest by the Partnership and admitted to the Partnership as a limited partner, and any Substituted Partner that is the transferee or other successor to the Partnership Interest thereof.

“Liquidation” shall mean in respect to the Partnership the earlier of the date upon which the Partnership is terminated under Section 708(b)(l) of the Code or the date upon which the Partnership ceases to be a going concern (even though it may exist for purposes of winding up its affairs, paying its debts and distributing any remaining balance to its Partners), and in respect to a Partner where the Partnership is not in Liquidation, “Liquidation” means the date upon which occurs the termination of the Partner’s entire interest in the Partnership by means of a Distribution or the making of the last of a series of Distributions (in one or more years) to the Partner by the Partnership.

“Majority in Interest” shall mean the Partners owning more than fifty percent (50%) of the Partnership Voting Rights of all Partners who are entitled to approve the issue in question. “Millenium Bayberry” shall refer to Millenium Bayberry, LLC, a California limited liability company, 199 S. Los Robles Ave., Suite 200, Pasadena, CA 91 101, Tax ID: 20-4596460.

“Net Income” or “Net Loss” shall mean, respectively, for each taxable year of the partnership the taxable income and ‘taxable loss of the Partnership as determined for federal income tax purposes in accordance with Section 703(a) of the Code (including all items of income, gain, loss, or deduction required to be separately stated pursuant to Section 703(a)(l) of the Code).

“Notice of Transfer” shall mean the notice described in Section 10.2.1

“Organization Expenses” shall mean all expenses incurred in connection with the organization and formation of the Partnership including, but not limited to, legal, accounting, tax planning fees, promotional fees or expenses, filing or recording fees, property inspections and research, and other costs or expenses in connection therewith.

“Owner” shall mean a Partner or the holder of an Economic Interest.

“Partner” shall refer to any person or entity who is admitted to the Partnership as a General Partner, Limited Partner or Substituted Partner and who has not ceased to be a Partner.

“Partnership Interest” shall mean a Partner’s entire interest in the Partnership including such Partner’s Economic Interest and Partnership Voting Rights. The initial Partnership Interests are 53.661 equal units of Partnership Interest to be issued to SIR II. Nothing herein shall imply any restriction on the General Partner’s ability to issue additional units of Partnership Interest in accordance with this Agreement and the Act.

“Partnership Voting Rights” shall mean the voting and other rights and privileges that the Partner may enjoy by being a Partner, other than the Partner’s Economic Interest. The initial Partnership Voting Rights are held only by the Partners on the date hereof and are equal to their Partnership Interests.

“Prime Rate” shall mean the reference rate announced from time-to-time by East West Bank, and changes in the Prime Rate shall be deemed to occur on the date that changes in such rate are announced.

“Principal” shall mean any direct or indirect owner of not less than fifteen percent (15%) of the voting interests or economic benefits of the General Partner or any Partner.

“Property” shall mean Bayberry Crossing Retail Center, located at 523 SE Melody Lane, Lee’s Summit, MO 64063 and/or any or all of such tangible or intangible personal property as may be acquired by the Partnership for the operation of the Property.

“Secretary of State” shall mean the Secretary of State of California.

“SIR II” shall mean Secured Investment Resources Fund, L.P. I1 a Delaware limited partnership, 199 S. Los Robles Ave., Suite 200, Pasadena, CA 91 101, Tax ID: 36- 3451000.

“Substitute Partner” shall mean an Assignee who has become a Partner in accordance with the procedures specified in Article 10.

“Total Capitalization” shall mean the sum of (a) the outstanding principal balance of any debt obligations of the Partnership (not including short-term accounts payable) and

(b) the outstanding, Unreturned Capital Contributions, as calculated as of the last day of the preceding calendar month.

“Unreturned Capital Contribution” shall mean the aggregate Capital Contributions made by a Partner from time to time less the aggregate Distributions to such Partner made pursuant to Section 5.1 (b).

3.	Capitalization and Financing.

3.1       Partner’s Capital Contribution. The initial capital shall be contributed by SIR II in the form of all right, title and interest in Bayberry Crossing, a shopping center located in Lee’s Summit, MO for which the legal description is attached hereto as Exhibit A, together with the other assets and liabilities related to such property (collectively, the “Property”). In consideration for the Property, SIR II will receive 53,661 units of Partnership Interest.

3.2       Liabilities of Partners. Except as specifically provided in this Agreement, Partners shall not be required to make any contributions to the Partnership and no Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership except with regard to their Capital Contributions as indicated herein, nor shall the Partners be required to lend any funds to the Partnership or to repay to the Partnership, any Partner, or any creditor of the Partnership any portion or all of any deficit balance in a Partner’s Capital Account.

3.3       Partner Loans. The General Partner or an Affiliate may make an unsecured loan to the Partnership to the extent required to pay the Partnership’s operating expenses, including debt service or capital expenditures. Any such loan shall bear interest at a rate not to exceed the Prime Rate plus one percent (1%) and provide for the payment of principal and any accrued but unpaid interest in accordance with the terms of the promissory note evidencing such loan, but in no event later than upon dissolution of the Partnership. Such advances shall not be deemed a Capital Contribution. No Partner shall be liable to any other Partner for unpaid advances or unpaid interest on any such loan. Any unpaid advances, together with accrued and unpaid interest, shall be payable solely out of Cash Available For Distribution as provided in Section 5.1 and Section 12.3. Loan repayments under Section 5.1 and Section 12.3 shall be made in the priority that the most recently made Partner loan shall be repaid first, and payments shall first be applied to unpaid interest and then to unpaid principal.

3.4       No Withdrawal of Capital Contributions. Except upon dissolution and liquidation of the Partnership, no Owner shall have the right to withdraw its Capital Contribution.

3.5       No Interest on Capital Contributions. No Owner shall be entitled to interest of any kind on its Capital Contribution.

4.	Allocation of Tax Items.

4.1       Net Income Allocations. Net Income for any fiscal year shall be allocated as follows: (a) first, among the Owners in proportion to and to the extent of Net Loss allocated to the Owners under Section 4.2 until the aggregate Net Income allocated to the Owners under this Section 4.1 for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the Owners pursuant to Section 4.2 for all previous fiscal years; and (b) the balance, if any, among the Owners in proportion to their respective Economic Interests.

4.2       Net Loss Allocations. Net Loss for any fiscal year shall be allocated as follows: (a) first, among the Owners in proportion to and to the extent of Net Income allocated to the Owners under Section 4.1 until the aggregate Net Loss allocated pursuant to this Section 4.2 for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Owners pursuant to Section 4.1 for all previous fiscal years; and (b) the balance, if any, among the Owners in proportion to their respective Economic Interests.

4.3       Allocation of Partnership Items. Whenever a proportionate part of Net Income or Net Loss is allocated to an Owner, every item of income, gain, loss or deduction entering into the computation of such Net Income or Net Loss, and every item of credit or tax preference related to such allocation and applicable to the period during which such Net Income or Net Loss was realized shall be allocated to the Owner in the same proportion.

4.4       Assignment. Except to the extent the Code requires otherwise, in the event of the assignment of an Interest, the Net Income and Net Loss arising from other than a sale or refinancing of Property shall be apportioned as between the assigning Owner and his Assignee based upon the number of months of their respective ownership during the year in which the assignment occurs, without regard to the results of the Partnership’s operations during the period before or after such assignment, and Net Income, Net Loss and Distributions from a sale or refinancing of the Property will be allocated among the Owners as of the date of any such transaction.

4.5       Provisions of Regulations. Notwithstanding the foregoing, allocations required to be made under the regulations under Code Section 704 shall be made as required therein, including allocations constituting qualified income offsets and minimum gain chargebacks.

5.	Distributions / Expenses.

5.1       Cash Available For Distribution. Except as otherwise provided in Article 12, Cash Available For Distribution shall be distributed in the following order of priority: (a) first, to repay any Partner loans made pursuant to Section 3.3; (b) second, the balance, if any, among the Owners in proportion to their Economic Interests. Distributions of Cash

Available For Distribution shall be reviewed within twenty (20) days after the end of each calendar quarter and made as soon thereafter as possible.

5.2       Asset Management Fee. The Partnership shall pay, as an operating expense, a monthly asset management fee to the General Partner of $1,000.

5.3       Compensation to the Partners, General Partner and Affiliates. The Partners, the General Partner and their Affiliates shall receive compensation from the Partnership for services rendered or to be rendered only as specified in this Agreement.

5.4       Partnership Expenses. Subject to the limitations set forth in Section 5.3, the Partnership shall pay directly, or reimburse the General Partner or the Partners, as the case may be, for all of the reasonable costs and expenses of the Partnership’s operations, including, without limitation, the following costs and expenses: (a) all Organization Expenses advanced or otherwise paid by the General Partner or the Partners; (b) all reasonable costs of personnel employed by the Partnership and directly involved in the Partnership’s business; (c) all compensation due to any Partner or its Affiliate; (d) all costs of personnel employed by any Partner or the General Partner or their Affiliates to the extent of their direct involvement in the business of the Partnership (provided, however, that such costs shall not include compensation to the Principals); (e) all costs of borrowed money and taxes applicable to the Partnership; (f) legal, accounting, audit, brokerage, and other fees; (g) fees and expenses paid to independent contractors, mortgage bankers, real estate brokers, and other agents; (h) costs of acquiring, owning, developing, improving, operating, and disposing of Property; (i) expenses incurred in connection with the alteration, maintenance, repair, remodeling, refurbishment, leasing and operation of Property; (j) all expenses incurred in connection with the maintenance of Partnership books and records, the preparation and dissemination of reports, financial statements, tax returns or other information to Partners and the making of Distributions to Partners; (k) expenses incurred in preparation and filing reports, returns or other information with appropriate regulatory agencies; (1) expenses of insurance as required in connection with the business of the Partnership; (m) costs incurred in connection with any litigation, or any examination, investigation, or other proceedings conducted by any regulatory agency, including legal and accounting fees, in which the Partnership may become involved; (n) the actual costs of goods and materials used by or for the Partnership; (o) costs of services that could be performed directly for the Partnership by independent parties such as legal, accounting, secretarial or clerical, reporting, transfer agent, data processing and duplicating services but which are in fact performed by the General Partner or its Affiliates, but not in excess of the lesser of: (i) the actual costs to the General Partner or its Affiliates of providing such services; or (ii) the amounts which the Partnership would otherwise be required to pay to independent parties for comparable services in the same geographic locale; @) expenses of Partnership administration, accounting, documentation and reporting, (q) expenses of revising, amending, modifying, or terminating this Agreement; (r) reasonable travel expenses of the General Partner or any Partner incurred in connection with the business of the Partnership; (s) taxes and other governmental fees and charges payable by the Partnership; and (t) all other costs and expenses incurred in connection with the business of the Partnership reasonably approved in budgets.

5.5       Property Management. From and after the date hereof, the General Partner shall provide or arrange for the provision of property management services for the Partnership. The Partnership will pay the General Partner, and General Partner shall accept as compensation in full for the performance of property management services, a management fee in an amount equal to five percent (5%) of the gross revenue of the real property owned by the Partnership. The General Partner is permitted to retain an independent third-party or an Affiliate to provide property management services at no additional cost to the Company, and retain any difference between the cost thereof and the General Partner’s fee as compensation for the General Partner’s supervision of such other party.

6.	Authority and Responsibilities of the General Partner.

6.1       Management. The business and affairs of the Partnership shall be managed by its General Partner. Except as otherwise provided in Section 6.4 and Section 8.2, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs and Properties of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. All actions taken by General Partner in good faith shall not constitute a breach of its fiduciary duty to the Partnership and its Partners. Liability for actions taken by General Partner in good faith shall only apply as set forth in Section 6.7.

6.2       Number, Tenure and Qualifications. The Partnership shall have one General Partner. The initial General Partner shall be Millenium Bayberry. Neither the initial General Partner nor any successor General Partner shall be removed except as provided in Section 7.2. The General Partner need not be a resident of the State of California or an Owner.

6.3       General Partner’s Authority. The General Partner shall have all authority, rights and powers conferred by law (subject only to Sections 6.4 and 6.5) and those required or appropriate to the management of the Partnership’s business, which, by way of illustration but not by way of limitation, shall include the right, authority and power to cause the Partnership to: (a) acquire, hold, develop, lease, rent, operate, sell, exchange and otherwise dispose of Property; (b) borrow money, pledge or mortgage or subject any Property to any mortgage or security device on any Property; (c) enter into such contracts and agreements as the General Partner determines to be reasonably necessary or appropriate in connection with the Partnership’s business and purpose (including contracts with Affiliates of the General Partner), and any contract of insurance that the General Partner deems necessary or appropriate for the protection of the Partnership and the General Partner, including errors and omissions insurance, for the conservation of Partnership assets, or for any purpose convenient or beneficial to the Partnership; (d) employ persons, who may be Affiliates of the General Partner, in the operation and management of the business of the Partnership; (e) prepare or cause to be prepared reports, statements, and other relevant information for distribution to Partners; (f) open accounts and deposit and maintain funds in the name of the Partnership in banks, savings and loan associations, “money market” mutual funds and in such other entities or instruments as the General Partner may deem in its discretion to be necessary or desirable; (g) select as its accounting year a calendar year; (h) determine the appropriate accounting method or methods to be used by the Partnership; (i) require in any Partnership contract that the General Partner and the Partners shall not have any personal liability, but that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction; (j) lease personal property for use by the Partnership; (k) establish reserves from income in such amounts as duly approved by the Partners; (1) temporarily invest the proceeds from sale of Partnership Interests and Cash Available For Distribution in short-term, highly-liquid investments; (m) represent the Partnership and the Partners as “tax matters partner” within the meaning of the Code; (n) hold an election for a successor General Partner before the resignation, expulsion or dissolution of a General Partner; (o) initiate legal actions, settle legal actions and defend legal actions on behalf of the Partnership; (p) reimburse the General Partner and its Affiliates for purchases of shares or limited partnership interests and due diligence costs incurred on behalf of Partnership prior to its formation; and (q) execute, acknowledge and deliver any and all instruments to effectuate the foregoing and to take all such lawful action in connection therewith as the General Partner may deem necessary or appropriate. Any and all documents or instruments may be executed on behalf and in the name of the Partnership by the General Partner.

6.4       Restrictions on General Partner’s Authority. Except as authorized pursuant to Section 8.2, no General Partner or Affiliate shall have authority to: (a) use or permit any other person to use Partnership funds or assets in any manner except for the exclusive benefit of the Partnership; (b) receive from the Partnership a rebate or give-up or participate in any reciprocal business arrangements which would enable it or any Affiliate to do so; (c) sell or lease to the Partnership any real property in which any General Partner or Affiliate has any interest; (d) cause the Partnership to invest in any partnership, limited liability company or any other entity in a manner which commits the Partnership to an investment in each such partnership or venture exceeding $20,000; (e) admit another person as a General Partner; (f) reinvest Cash Available For Distribution in any additional properties; (g) cause the Partnership to lend to any General Partner or Affiliates Partnership assets; (h) sell, exchange or otherwise dispose of substantially all the Property of the Partnership; (i) cause the Partnership to enter into any agreements with an Affiliate except as specifically provided in this Agreement; (j) cause the Partnership to make or revoke any of the elections referred to in the Code; (k) dissolve or liquidate the Partnership or consummate any agreement for the merger of the Partnership with any other entity; or (1) make any in-kind distribution of Property.

6.5       Responsibilities of General Partner. The General Partner shall cause its officers, employees and agents to devote to the management of the Partnership such time as is necessary and appropriate to cause the affairs of the Partnership to be conducted in an efficient and businesslike manner as directed under this Agreement. The foregoing shall not limit General Partner’s rights and authority to cause the Partnership to employ directly other persons or to contract with independent contractors for services to the Partnership. The General Partner acknowledges that it is under a common law fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Partners and consequently must exercise good faith and integrity in handling Partnership affairs.

6.6       Tax Matters Partner. The Partners hereby appoint the General Partner to act as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code. Any successor tax matters partner shall be approved by a Majority in Interest. No tax matters partner shall enter into any settlement on behalf of the Partnership with any taxing authority or extend the statute of limitations for any Partner or the Partnership with respect to Partnership items without the approval of all Partners.

6.7       Indemnification of General Partner. The General Partner and any partners, shareholders, members, Affiliates, officers, directors, employees, agents and assigns of any General Partner, shall not be liable for, and shall be indemnified, defended and held harmless by the Partnership (to the extent of the Partnership’s assets) from, any loss or damage incurred by them, the Partnership or the Partners in connection with the business of the Partnership, including costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted in good faith, in pursuance of the authority granted, to promote the interests of the Partnership. Moreover, the General Partner shall not be liable to the Partnership or the Partners because any taxing authorities disallow or adjust any deductions or credits in the Partnership income tax returns. Any of the following (each a “Liability Event”) shall not be considered to be performed or omitted in good faith under any circumstances: fraud, gross negligence, willful malfeasance, or a material breach of this Agreement which is not cured with ten (10) days after notice thereof. The General Partner shall be liable for actual damages suffered by the Partnership or the Partners, including costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage, resulting from Liability Events of the General Partner.

6.8       No Personal Liability for Return of Capital. The General Partner shall not be personally liable or responsible for the return or repayment of all or any portion of the capital of any Partner or for the repayment of all or any portion of any loan made by any Partner to the Partnership, it being expressly understood that any such return of capital or repayment of any loan shall be made solely from the assets (which shall not include any right of contribution from any Partner) of the Partnership.

6.9	Authority as to Third Persons.

(a)       No third party dealing with the Partnership shall be required to investigate the authority of the General Partner or secure the approval or confirmation by any of the Partners of any act of the General Partner in connection with the Partnership business. No purchaser of any property or interest owned by the Partnership shall be required to determine the right to sell or the authority of the General Partner to sign and deliver any instrument of transfer on behalf of the Partnership, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith.

(b)       The General Partner shall have full authority to execute on behalf of the Partnership any and all agreements, contracts, conveyances, deeds, mortgages and other instruments, and the execution thereof by the General Partner executing on behalf of the Partnership shall be the only execution necessary to bind the Partnership thereto. No signature of any Partner other than the General Partner shall be required.

7.	Resignation or Removal of General Partner.

7.1      Resignation. The General Partner may resign at any time by giving written notice to the Partners of the Partnership. The resignation of the General Partner shall take effect upon the election of a successor General Partner or at such earlier time as specified in such notice but in any event not less than 30 days after giving written notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a General Partner shall not affect such Partner’s rights as a Partner with respect to its Partnership Interest and shall not constitute a withdrawal of that Partner. The General Partner agrees to cooperate with the Partnership in completing the business plan for transactions that are undertaken by the Partnership prior to General Partner’s resignation.

7.2      Removal. The Limited Partners may, by approval of Limited Partners holding a Majority in Interest, remove and replace the General Partner only for cause. If the General Partner is removed with cause, it shall have its interest in unearned asset management fees and any other fees (including as such amounts relate to future activities of the Partnership) adjusted pursuant to the procedures set forth in subparagraph (b) below.

(a) Cause for removal shall occur if at any time the General Partner has committed or suffered a Liability Event or an Event of Insolvency.

(b) The electing Limited Partners shall give notice to the General Partner of their intention to remove the General Partner for any of the reasons stated in subparagraph (a), which notice shall specify in reasonable detail the grounds for the removal. Within ten (10) business days from the date the notice of intention to remove is given, the General Partner shall cure or rectify the default, dereliction or impairment that was stated as the ground(s) for the intended removal and shall certify to the Limited Partners in writing that the default, dereliction or impairment has been cured or rectified. If the default, dereliction or impairment has not been cured or rectified and written certification of cure or rectification has not been given to the Limited Partners within ten (10) business days, then the Limited Partners may remove the General Partner immediately, effective automatically upon receipt by the General Partner of notice from such Limited Partners. If the Limited Partners seek to adjust the asset management fees or any other fees due to the General Partner, including fees relating to future activities of the Partnership, they may do so by filing for arbitration with the American Arbitration Association within thirty (30) days from the date the General Partner is removed. The Limited Partners and the General Partner shall each appoint an arbitrator from such Association by notice to the Partnership and the other party within 10 days of the filing and such arbitrators shall together appoint a third arbitrator within 10 days of their appointment by notice to the Partnership, General Partner and Limited Partners. All such arbitrators shall have experience, whether directly or as an attorney, accountant or other professional, in the organization or management of real estate investment entities. The decision of two of the three arbitrators shall be binding on both parties. The cost of arbitration (not including the parties’ attorneys’ fees) shall be borne by the Partnership. In rendering their decision, the arbitrators shall determine whether the alleged facts justify removal of the General Partner for cause, and, if so, the extent, if any, to which the interest of the General Partner in the asset management fees or other fees shall be reduced. The arbitrator shall take into consideration, among other things, the length of time the General Partner has served the Partnership, the extent of any default in any obligation of performance, or representation, made or imposed upon the General Partner under this Agreement, the General Partner’s efforts and accomplishments on behalf of the Partnership, the nature, severity and extent of the default, dereliction or impairment by the General Partner, the amount of the resulting damages to the Partnership, any mitigating circumstances, and the amount of the interest of the General Partner which may be assigned to a successor General Partner if elected by the Limited Partners, as adequate compensation for such General Partner succeeding to the duties and obligations of the removed General Partner. The arbitration shall be limited to consideration of whether cause (as defined above) existed for removal of the General Partner and whether adjustments, if any, should be made to General Partner’s asset management fees or other fees. The arbitration shall be binding on all parties.

7.3       Replacement. Upon the resignation or removal of the General Partner, a new General Partner may be elected by approval of a Majority in Interest.

8.	Rights. Authority and Voting of the Partners.

8.1       Partners Shall Not Participate in Control. No Partner or Assignee, except if it also is the General Partner, in its capacity as General Partner, shall have any right or authority to act for or bind the Partnership.

8.2       Voting by Partners. Partners shall have the right to approve or consent to actions of the Partnership only in those cases where specifically authorized voting rights are contained in this Agreement or otherwise required by law. Except as otherwise specifically provided in this Agreement, Partners (but not holders of Economic Interests only) shall have the right to vote only upon the following matters: (a) the amendment of this Agreement, which shall require approval of a Majority in Interest; (b) the authorization of a General Partner to do any act specified in Section 6.4, which shall require approval of a Majority in Interest; (c) removal of a General Partner as specified in Section 7.2 and replacement of a removed General Partner as specified in Section 7.3, which shall require the approval described in such Sections; and (d) the authorization of a

General Partner or a Partner to do any act on behalf of the Partnership that contravenes this Agreement, which in each case shall require approval of a Majority in Interest. All approvals shall be in writing and signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that action.

8.3       Rights of Partners. No Partner shall have the right or power to: (a) withdraw or reduce its Capital Contribution, except as a result of the termination of the Partnership or as otherwise provided in this Agreement; (b) bring an action for partition against the Partnership; or (c) demand or receive property in any distribution other than cash. Except as provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to allocations of the Net Income, Net Loss or Distributions of the Partnership. Other than upon the termination of the Partnership as provided by this Agreement, there has been no time agreed upon when the contribution of each Partner or Owner is to be returned.

8.4       Restrictions on the General Partner and the Partners. Except as required by law, neither the General Partner, any Partner nor any Affiliate of the General Partner or any Partner shall: (a) disclose to any non-Partner other than their lawyers, accountants or consultants and/or commercially exploit any of the Partnership’s business practices, trade secrets or any other information not generally known to the business community, including the identity of suppliers utilized by the Partnership; (b) do any other act or deed with the intention of harming the business operations of the Partnership; (c) do any act contrary to the Agreement, except with the prior express approval required by Section 8.2; or (d) do any act which would make it impossible to carry on the intended purposes or ordinary business of the Partnership (other than pursuant to a termination and liquidation permitted by the terms of this Agreement).

8.5       Return of Distributions to Partners. In accordance with the Act, a Partner may, under certain circumstances, be required to return to the Partnership, for the benefit of the Partnership’s creditors, amounts previously distributed to the Partner. If any court of competent jurisdiction holds that any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of the Partnership, the General Partner or any other Partner.

8.6        Indemnification of Partners. Each of the Partners and any of their partners, shareholders, members, Affiliates, officers, directors, employees, agents and assigns, shall not be liable for, and shall be indemnified, defended and held harmless by the Partnership (to the extent of the Partnership’s assets) from, any loss or damage incurred by them, the Partnership or the Partners in connection with the business of the Partnership in their capacity as Partners other than any loss of their Capital Contributions, including costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted in good faith, which shall not include a Liability Event with respect to such Partner or its Affiliates. Partners shall be liable for actual damages suffered by the Partnership, General Partner or the other Partners, including costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage, resulting from Liability Events of such Partner or its Affiliates.

9.	Resignation or Withdrawal of Partner.

9.1       Resignation or Withdrawal of Partner. Subject to the Act, Article 7 and Article 10, a Partner shall not resign or withdraw as a Partner. This provision shall not affect any claim for damages the Partnership may have against the withdrawing Partner if such withdrawal or resignation is in violation of this Agreement. The Partnership shall have the right to offset any payments due to a Partner or its Affiliates under this Agreement or any other contract with the Partnership by any damages that the Partnership may incur as a result of a withdrawal or resignation of a Partner in contravention of this Agreement.

9.2       Conversion to Economic Interest. Upon the occurrence of any event that would cause a person to cease to be a Partner under this Agreement or the Act, the withdrawing Partner’s Partnership Interest shall be converted into an Economic Interest which will entitle such Partner to its share of Net Income, Net Loss and Distributions in accordance with this Agreement, but no voting or other rights with respect to management or operation of the Partnership other than those granted to any Assignee.

10.	Assignment of Partnership Interest.

10.1     Permitted Assignments. An Owner may not sell, assign, hypothecate, encumber or otherwise transfer any part or all of his Interest in the Partnership without the approval of the General Partner, which may not be unreasonably withheld. If the General Partner consents to the transfer, the Interest may only be transferred to the proposed transferee pursuant to the terms and conditions contained in this Article 10. All costs of the transfer, including reasonable attorneys’ fees (if any), shall be borne by the assigning Owner. Notwithstanding anything to the contrary contained in this Section 10.1, but subject to Sections 10.2 through 10.9, any Partner may transfer its Economic Interest in the Partnership to an Affiliate upon written notification to the General Partner without the consent of the General Partner, unless such transfer would alter or significantly risk altering the tax status of the Partnership. Any such Assignee shall take subject to all the terms of this Agreement.

10.1.1  Written Assignment. Any such transfer shall be by a written instrument of assignment, the terms of which arc not in contravention of any of the provisions of this Agreement, and which has been duly executed by the Owner and accepted by the General Partner in writing. Upon such acceptance, such Assignee shall take subject to all terms of this Agreement and shall become an Assignee.

10.1.2  Transfer Fee. A transfer fee shall be paid by the transferring Owner in such amount as may be required to cover all reasonable expenses connected with such assignment:

10.2	Substituted Partners.

10.2.1  Conditions to be Satisfied. Notwithstanding any other provision of this Agreement, no Assignee shall have the right to become a Substituted Partner unless the General Partner shall consent thereto in accordance with Section 10.3.2 and all of the following conditions are satisfied:

(a) a duly executed and acknowledged written instrument of assignment shall have been filed with the Partnership, which instrument shall specify the Interest being assigned and set forth the intention of the assignor that the Assignee succeed to the assignor’s interest as a Substituted Partner in its place;

(b) the assignor and Assignee shall have executed, acknowledged and delivered such other instruments as the General Partner may deem necessary or desirable to effect such substitution, which may include an opinion of counsel regarding the effect and legality of any such proposed transfer, and which shall include the written acceptance and adoption by the Assignee of the provisions of this Agreement; and

(c) a transfer fee sufficient to cover all reasonable expenses connected with such substitution shall have been paid to the Partnership.

10.2.2  Consent of General Partner. The written consent of the General Partner shall be required to admit an Assignee as a Substituted Partner. The granting or withholding of such consent shall be within the sole and absolute discretion of the General Partner.

10.3     Loss of Rights. A Partner shall cease to have the power to exercise any rights with respect to any assigned portion of a Partner’s Partnership Interest with respect to which the Assignee becomes a Substitute Partner. and. in the event the Partner has assigned all of the Partner’s Partnership Interest, when the Assignee becomes a Substitute Partner, the assigning Partner automatically shall cease to be a Partner and shall cease to have the power to exercise any rights of a Partner.

10.4     Rights of Assignee. An Assignee shall be entitled to receive Distributions from the Partnership attributable to the Interest acquired by reason of such assignment from and after the effective date of the assignment; provided, however, that anything herein to the contrary notwithstanding, the Partnership shall be entitled to treat the assignor of such Interest as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income and Net Loss or Distributions, or for the transmittal of reports or accounting until the written instrument of assignment has been received by the Partnership and recorded on its books. The effective date of such assignment shall be the last day of the calendar month of the date on which all of the requirements of this Article 10 have been complied with.

10.5     Right to Inspect Books. Assignees shall have no right to inspect the Partnership’s books or records, to vote on Partnership matters, or to exercise any other right or privilege as Partners, unless and until they are admitted to the Partnership as

Substituted Partners. Partners assigning their Partnership Interest or an Economic Interest may not, as a condition of such assignment or otherwise, agree to obligate themselves to act on behalf of or under the direction of the Assignee of such Partnership Interest or an Economic Interest, and any attempt to act in such capacity shall be void and shall not be recognized by the Partnership.

10.6     Assignment of 50% or More of Interests. No assignment of any Interest may be made if the Interest to be assigned, when added to the total percentage of all other Interests assigned within the 12 immediately preceding months, would, in the opinion of legal counsel for the Partnership, result in the termination of the Partnership for Federal income tax purposes.

10.7     Transfer Subject to Law. No assignment, sale, transfer, exchange or other disposition of any Interest may be made except in compliance with the applicable governmental laws and regulations, including state and federal securities laws.

10.8     Transfer Resulting in Treatment as an Association. No assignment, sale, transfer, exchange or other disposition of any Interest may be made if in the opinion of legal counsel for the Partnership, it may, taking into account all circumstances, result in the Partnership being treated as an association taxable as a corporation.

10.9     Transfer in Violation Not Recognized. Any assignment, sale, transfer, exchange or other disposition of any Interest in contravention of the provisions of this Article 10 or which would cause the Partnership to terminate pursuant to Section 708 of the Code shall be void and ineffectual, ab initio, and shall not be binding upon or be recognized by the Partnership.

11.	Books, Records, Accounting and Reports.

11.1     Records, Audits and Reports. At the expense of the Partnership, the General Partner shall maintain records and accounts of all operations and expenditures of the Partnership including the following: (a) a current list in alphabetical order of the full name and last known business, residence, or mailing address of each Partner and Assignee, both past and present, and each Partner’s and Assignee’s Interest; (b) a copy of the Certificate of Limited Partnership of the Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Partnership’s Federal, state, and local income tax returns and reports, if any, for the four most recent years; (d) copies of this Agreement and all prior amendments; (e) copies of any financial statements of the Partnership for the four most recent years; and (0 any written consents obtained from Partners for actions taken by Partners without a meeting. The General Partner shall provide to each Partner, as soon as practical after the end of each six-month period, the balance sheet and income statement of the Partnership for such period. The Partners may, by approval of a Majority in Interest, require the Partnership to have an annual audited financial statement prepared by a certified public accountant as well as a closing audit upon the liquidation and dissolution of the Partnership.

11.2     Return and Other Elections. The General Partner will cause the Partnership, at the Partnership’s expense, to prepare and timely file income tax returns for the Partnership with the appropriate authorities, and shall cause all Partnership information necessary in the preparation of the Partners’ or Assignees’ individual income tax returns to be distributed to the Partners or Assignees not later than 75 days after the end of the Partnership’s fiscal year. All elections permitted to be made by the Partnership under federal or state laws shall be made by the General Partner. If requested by any Partner following any year-end, the Partnership shall provide a copy of its income tax returns to such Partner within a reasonable time after filing such return.

11.3      Delivery to Partners and Inspection. Upon written request of any Partner, the General Partner shall provide a list showing the names, addresses and Interests of all Partners and Assignees. Upon reasonable request, each Partner shall have the right, during ordinary business hours, to inspect and copy Partnership documents at the requesting Partner’s expense. Each Partner has the right, upon reasonable request, to obtain, at the Partnership’s expense, from the General Partner, promptly after becoming available, a copy of the Partnership’s federal, state and local income tax or information returns for each year.

11.4     Meetings. No meetings of the Partners shall be required unless requested in a written notice to the General Partner by Partners holding at least 10% of the Partnership Interests. Upon such request, the General Partner shall set the time and place for a meeting .

12.	Termination and Dissolution of the Partnership.

12.1     Dissolution. The Partnership shall dissolve and terminate upon the earliest to occur of the following events: (a) the expiration of the term of the Partnership; (b) by approval of a Majority in Interest; (c) upon the sale of all Property and receipt of cash proceeds; and (d) upon an Event of Insolvency of the General Partner.

12.2     Statement of Intent to Dissolve. Upon a dissolution of the Partnership, the appropriate representative of the Partnership shall execute a statement of intent to dissolve in such form as shall be prescribed by the Secretary of State and file same with the Secretary of State’s office. Upon the filing by the Secretary of State of a statement of intent to dissolve, the Partnership shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Partnership has been entered by a court of competent jurisdiction.

12.3     Winding Up and Distribution of Assets. Upon a dissolution of the Partnership for any reason, the General Partner (or a liquidating agent or trustee designated by a Majority in Interest) shall take full account of the Partnership assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order: (a) to the payment of creditors of the Partnership, including Partners who are creditors to the extent permitted by law (including Partner loans as provided in Section 3.3), but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets; (b) to the setting up of any reserves reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; provided, however, that said reserves shall be deposited with a bank or trust company in an interest bearing escrow account for the purpose of disbursing such reserves for the payment of any of the aforementioned contingencies and, at the expiration of a reasonable period, for the purpose of distributing the balance remaining in accordance with remaining provisions of this Section 12.3; and (c) to the Partners and Assignees of record in proportion to the order of priority set forth in Section 5.1. Reasonable compensation for dissolution of the Partnership is already included in the amounts due General Partner and Partners under this Agreement.

12.4     Certificate of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Partners, a certificate of dissolution shall be executed by the General Partner or other authorized person, which certificate shall set forth the information required by the Act. Such certificate of dissolution shall be delivered to the Secretary of State as required by the Act.

12.5     Effectiveness of Dissolution. Upon the issuance of the certificate of dissolution, the existence of the Partnership shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The General Partner shall have authority to distribute any Partnership property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Partnership.

12.6     Return of Contribution. Each Partner shall look solely to the assets of the Partnership for all Distributions of its Capital Contribution (which shall be made only as provided in this Agreement) and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any other Partner.

13.	Relationship of this Agreement to the Act.

Many of the terms of this Agreement are intended to alter or extend provisions of the Act as they may apply to the Partnership or the Partners. Any failure to mention or specify the relationship of such terms to provisions of the Act that may affect the scope or application of such terms shall not be construed to mean that any of such terms is not intended to be a provision authorized or permitted by the Act or which in whole or in part alters, extends or supplants provisions of the Act as may be allowed thereby. If a conflict arises between this Agreement and the Act, the provisions of this Agreement control.

14.	Representations of Partners.

Each Partner represents as follows: (a) the Partner is thoroughly informed concerning the Property to be owned by the Partnership and has asked and had answered such questions relating thereto as the Partner deems necessary, and understands that no return of, on, or with respect to the amount paid for the Partner’s interest is represented, warranted or promised in any way by the General Partner or the Partnership; (b) the Partner has read this Agreement and understands and agrees to its terms; (c) the Partner is capable of evaluating the risks and merits of acquiring Partnership Interests, has no need for liquidity of investment with respect to the purchase price of such Partnership Interest, and can afford to sustain a complete loss of such purchase price; (d) the Partner understands that the interests represented by the Partnership Interest issued to the Partner have not been registered or qualified and have been offered and sold in reliance on exemptions from registration and qualification requirements of applicable federal and state securities laws and that no governmental agency has passed on the merits or risks of acquiring an interest in the Partnership; (e) the Partner understands that neither the General Partner nor its counsel have represented the interests of the Partner in connection with this Agreement or the transactions contemplated hereby, and the Partner is free (and encouraged) to seek independent counsel of the Partner’s choosing; (f) the Partner is acquiring the Partnership Interest for investment purposes only and not with a view to resell or distribute to any other person; and (g) the person executing the Agreement on behalf of the Partner has full authority to bind such Partner to this Agreement.

15.	Miscellaneous.

15.1     Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

15.2     Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the respective Partners.

15.3     Severability. In the event any provision of this Agreement is declared by a court of competent jurisdiction to be void, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

15.4     Notices. All notices under this Agreement shall be in writing and shall be given to the Partners or Assignee of record entitled thereto, by personal service, facsimile or by mail, at posted to the address maintained by the Partnership for such person or at such other address as it may specify in writing. Notices shall be deemed given when properly sent; time to respond shall begin when notice is actually received.

15.5      Names and Addresses of General Partner. The name and address of the General Partner is as follows:

Millenium Bayberry, LLC

199 S. Los Robles Avenue, Suite 200,

Pasadena, California 91 101

15.6     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, but not the laws governing conflicts of law, of the State of California.

15.7     Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

15.8     Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, and vice versa; and the word “person” shall include a corporation, partnership, firm or other form of association.

15.9	Time. Time is of the essence with respect to this Agreement.

15.10   Additional Documents. Each Partner, upon the request of the General Partner, shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement, including, but not limited to, providing acknowledgment before a Notary Public of any signature heretofore or hereafter made by a Partner.

15.1 1	[RESERVED]

15.12   Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Los Angeles County, California. Each Partner hereby consents to personal jurisdiction over it in any such court.

15.13   Partition. The Partners agree that the assets of the Partnership are not and will not be suitable for partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that he may have, currently or in the future, to maintain any action for partition of any of the assets of the Partnership.

15.14   Amendment. This Agreement may be amended only in writing by a document duly approved in accordance with Section 8.2 and executed by the General Partner. No Partner acting alone shall have the power to amend or alter the terms of this Agreement. Notwithstanding the foregoing, the Limited Partners hereby authorize the General Partner to amend this Agreement as the General Partner reasonably determines is necessary or prudent to correct errors of a typographical or ministerial nature or to cause the Partnership or this Agreement to comply with any laws applicable to the Partnership or the Agreement, including without limitation the Code, the Securities Exchange Act of 1934, or the Securities Act of 1933, or any rule or regulation under any such laws.

IN WITNESS WHEREOF, the undersigned have set their hands to this Agreement as of the date first set forth in the preamble hereof

LIMITED PARTNER		GENERAL PARTNER

Secured Investment Resources Fund, LP II		Millenium Bayberry, LLC
a Delaware limited partnership		a California limited liability company
By:	Millenium Management, LLC, Its Manager	By:	Millenium Management, LLC, Its Manager
By:	/S/ W. ROBERT KOHORST	By:	/S/ W. ROBERT KOHORST
	W. Robert Kohorst, President		W. Robert Kohorst, President

EXHIBIT A

Legal Description

All that part of BAYBERRY CROSSING, a subdivision in Lee’s Summit, Jackson County, Missouri, described as follows: A tract of land being part of Tract “E” and part of Tract “B”, BAYBERRY, a subdivision in Lee’s Summit, Jackson County, Missouri, more particularly described as follows: Beginning at the Northeast comer of said Tract E”, said point also being on the Southerly Right-of-way Line of 5th Street Terrace; thence South 0 degrees 37 minutes 58 seconds West, along the East line of Tract “E”, 340.00 feet; thence South 70 degrees 18 minutes 45 seconds East, 52.84 feet; thence South 0 degrees 37 minutes 58 seconds West 455.84 feet; thence Due West 288.00 feet to a point on the West line of said Tract “E”; thence North 0 degrees 37 minutes 58 seconds East, along the West line of said Tract “E”, 673.18 feet; thence North 16 degrees 38 minutes 21 seconds East 235.73 feet to a point on the Southerly Right-of-way of 5th Street Terrace, (the following three courses are along said Right-Of-Way); thence South 35 degrees 47 minutes 31 seconds East, 35.14 feet to a point of curve, said curve having a radius of 137.23 feet; thence Southeasterly along said curve to the left a distance of 130.07 feet; thence North 89 degrees 54 minutes 06 seconds East, 40.00 feet to the Point of Beginning, EXCEPT that part in Bayberry Lane.